AS FILED WITH THE COLORADO
                                                   SECRETARY OF STATE 01-22-2001

                                  AMENDMENT TO

                            ARTICLES OF INCORPORATION

                                       OF

                                 TEN STIX, INC.

     Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Amendment to its Articles of
Incorporation:

     FIRST: The name of the Corporation is Ten-Stix Inc.

     SECOND: Immediately upon the effectiveness of this amendment to the Corporation's Articles of Incorporation pursuant to the Colorado Business Corporation Act (the "Effective Date"), the rights of the authorized shares of Preferred Stock shall be changed. This Amendment shall affect the outstanding and issued shares of Preferred Stock.

          This Amendment shall be effectuated by striking in its entirety the paragraph titled "Stock Information" and by substituting in lieu thereof the following:

               "The aggregate number of shares which the Corporation shall have authority to issue is Five Hundred Million One Hundred Thousand shares. Five Hundred Million (500,000,000) shares shall be designated "Common Stock", and shall have a par value of $.001. One Hundred Thousand (100,000) shares shall be designated "Preferred Stock", and shall have a par value of $.001, and shall be issued for such consideration, expressed in dollars, as the Board of Directors may, from time to time, determine."

               "Each share of Preferred Stock shall carry, and the holder shall possess, the right to convert each share into 200 shares of the Common Stock, at any time after the Effective Date of this Amendment. The shareholders shall present and surrender to the Corporation at its business address, or at any place where the Corporation shall maintain a transfer agency, the certificates for the Preferred Stock so to be converted. The holder of the Preferred Stock shall then be entitled to receive in exchange individual certificates for shares of the fully paid and nonassessable Common Stock of the Corporation at the rate stated above, all under suitable regulations to be prescribed by the board of directors of the Corporation."

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               "Except as otherwise required by the Colorado Business
          Corporation Act, the holders of the Preferred Stock shall have the same rights as the holders of the Common Stock, and for all rights, each share of the Preferred Stock is equal to 200 shares of the Common Stock."

     THIRD: By written informal action, unanimously taken by the Board of Directors of the Corporation effective the 22nd day of December, 2000, pursuant to and in accordance with Sections 7-108-202 and 7-110-103 of the Colorado Business Corporation Act, the Board of Directors of the Corporation duly adopted and recommended the amendment described above to the Corporation's Shareholders for their approval.

     FOURTH: Notice having been properly given to the Shareholders in accordance with Sections 7-107-105 and 7-110-103, at a meeting of the Shareholders held on January 10, 2001, the number of votes cast for the amendment by the voting group entitled to vote on the amendment was sufficient for approval by that voting group.

     FIFTH: The designation and number of shares of the Corporation outstanding at the time of such adoption and the number of shares entitled to vote thereon was 2,370688 shares of Common Stock, par value $0.001, and 76,000 shares of Preferred Stock, par value $0.001. The number of shares of Common Stock entitled to vote thereon as a class voted for and against such amendment, respectively, was: FOR 59,688 shares and AGAINST -0- shares. The number of shares of Preferred Stock entitled to vote thereon as a class voted for and against such amendment, respective, was: FOR 38,000,000 shares and AGAINST -0- shares.

     SIXTH: Such amendment does not effect a change in the amount of stated capital.

     IN WITNESS WHEREOF, Ten Stix, Inc. has caused these presents to be signed in its name and on its behalf by Thomas E. Sawyer, its President, and its corporate seal to be hereunder affixed and attested by Tony A. Cranford, its Secretary, on this 22nd day of January, 2001, and its President acknowledges that these Articles of Amendment are the act and deed of Ten Stix, Inc. and, under the penalties of perjury, that the matters and facts set forth herein with respect to authorization and approval are true in all material respects to the best of his knowledge, information and belief.


                                                TEN STIX, INC.

                                                By: /s/ Thomas E. Sawyer
                                                -------------------------------
                                                Thomas E. Sawyer

                                                By: /s/ Tony A. Cranford
                                                -------------------------------
                                                Tony A. Cranford, Secretary

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